Exhibit 99.1

Blueknight Announces First Quarter 2017 Results

OKLAHOMA CITY - May 3, 2017 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP) today announced its financial results for the three months ended March 31, 2017.

The Partnership reported net income of $3.5 million on total revenues of $46.3 million for the three months ended March 31, 2017, versus net income of $0.7 million on total revenues of $41.0 million for the same period in 2016.

BKEP’s adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) increased 12% to $15.2 million for the first quarter of 2017, up from $13.6 million for the same period in 2016. Adjusted EBITDA, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

BKEP’s distributable cash flow increased 20% to $10.3 million for the three months ended March 31, 2017, as compared to $8.6 million for the three months ended March 31, 2016. Distributable cash flow, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

BKEP previously announced a first quarter 2017 cash distribution of $0.1450 per common unit, which is equal to both the previous quarter’s distribution and the first quarter 2016 distribution. The Partnership also announced a $0.17875 distribution per preferred unit. Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017, to be filed with the Securities and Exchange Commission on May 4, 2017.

Comments from BKEP CEO Mark Hurley:

“Our first quarter results clearly reflect the strategic investments made in the past two years in fee-based, terminalling-focused assets as represented by significant quarter over quarter increases in net income, operating income, Adjusted EBITDA and distributable cash flow. Operating income, Adjusted EBITDA and distributable cash flow for the first quarter ended March 31, 2017, increased 31%, 12% and 20%, respectively, when compared with results for the first quarter of 2016. Our asphalt terminalling services segment reported strong quarter-over-quarter performance posting a 27% increase in operating margin, before depreciation and amortization. These solid increases result from the acquisition of the nine Ergon asphalt terminals in October of 2016 and the acquisition of two additional asphalt terminals in the first quarter of 2016.”

“Our crude oil terminalling and storage segment reported consistent results in line with the prior year. This is at a time when Cushing crude oil inventories remain at near record levels. The temporary suspension of service on one of our Oklahoma pipelines continues to hamper results along with rate pressure and increased competition in our crude trucking and producer field services businesses spurred by stabilizing business fundamentals.”

“While overall 2017 is off to a good start, our strategy for 2017 remains clear and consistent: 1) focus resources on the completion of our crude oil condensate project to resume operation of one of our Oklahoma pipelines and increase utilization of our entire crude pipeline system, 2) improve operating margin in our crude trucking business through volume and efficiency gains, 3) continue to identify and execute strategic growth projects which may include the acquisitions of additional product terminals or synergistic crude oil pipeline assets, and 4) continue to maintain a solid financial position and balance sheet.”

“Consistent with this strategy we completed the divestiture of two non-core assets - our East Texas crude oil pipeline and terminal assets and our 30% ownership of Advantage Pipeline subsequent to the end of the first quarter. We received cash proceeds of approximately $30 million from the sale of these two assets. We used the cash to repay outstanding amounts on our revolver and expect to reinvest in future growth capital projects.”

“We are encouraged by the recent national focus on investing in infrastructure improvements, including roads, bridges and pipelines. Our assets and customers are well positioned to benefit from a large-scale national infrastructure initiative.”

“Our fully diluted distribution coverage for the first quarter, which is typically our lowest quarter due to the seasonality of our asphalt terminalling segment, was 0.84 times versus a coverage of 0.81 times for the same quarter in 2016. Our leverage for the first quarter of 2017 was 4.29 times, and we maintained our common unit distribution at $0.1450 for the quarter. Our year has started well as we steadily gain operational momentum with material improvements in cash flow and we will continue to drive incremental value for our investors and unitholders.”

Results of Operations

The following table summarizes the financial results for the three months ended March 31, 2016 and 2017 (in thousands, except per unit data):

	Three Months ended March 31,
	2016	2017
	(unaudited)
Service revenue:
Third party revenue	$30,255	$28,663
Related party revenue	7,009	13,642
Product sales revenue:
Third party revenue	3,745	4,035
Total revenue	41,009	46,340
Costs and expenses:
Operating	27,760	31,906
Cost of product sales	3,187	3,139
General and administrative	4,745	4,585
Asset impairment expense	271	28
Total costs and expenses	35,963	39,658
Loss on sale of assets	(33)	(125)
Operating income	5,013	6,557
Other income (expense):
Equity earnings in unconsolidated affiliate	624	61
Interest expense (net of capitalized interest of $34 and $2, respectively)	(4,870)	(3,030)
Income before income taxes	767	3,588
Provision for income taxes	41	46
Net income	$726	$3,542

Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$144	$209
Preferred interest in net income	$5,391	$6,279
Loss available to limited partners	$(4,809)	$(2,946)

Basic and diluted net loss per common unit	$(0.14)	$(0.08)

Weighted average common units outstanding - basic and diluted	33,176	38,146

The table below summarizes our financial results by operating segment margin for the three months ended March 31, 2016 and 2017 (in thousands):

	Three Months ended March 31,		Favorable/ (Unfavorable)

Operating Results	2016	2017	$	%
Operating margin, excluding depreciation and amortization
Asphalt terminalling services operating margin	$11,173	$14,236	3,063	27%
Crude oil terminalling and storage operating margin	5,162	5,114	(48)	(1)%
Crude oil pipeline services operating margin	640	14	(626)	(98)%
Crude oil trucking and producer field services operating margin	222	(3)	(225)	(101)%
Total operating margin, excluding depreciation and amortization	$17,197	$19,361	2,164	13%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, non-cash equity-based compensation, and asset impairment charges. Distributable cash flow is defined as Adjusted EBITDA, cash paid for interest, maintenance capital expenditures, and cash paid for taxes. Operating margin, excluding depreciation and amortization, is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of Adjusted EBITDA and distributable cash flow to net income for the periods shown (in thousands):

	Three months ended March 31,
	2016	2017
Net income	$726	$3,542
Interest expense	4,870	3,030
Income taxes	41	46
Depreciation and amortization	7,135	8,066
Non-cash equity-based compensation	545	500
Asset impairment charge	271	28
Adjusted EBITDA	$13,588	$15,212
Cash paid for interest	(2,738)	(3,563)
Cash paid for income taxes	(12)	—
Maintenance capital expenditures, net of reimbursable expenditures	(2,225)	(1,318)
Distributable cash flow	$8,613	$10,331

Distribution declared (1)	$10,657	$12,299
Distribution coverage ratio	0.81	0.84
______________
(1) Inclusive of preferred and common unit declared cash distributions.

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization, to operating income for the periods shown (in thousands):

	Three Months ended March 31,		Favorable/ (Unfavorable)

Operating Results	2016	2017	$	%
Total operating margin, excluding depreciation and amortization	$17,197	$19,361	2,164	13%
Depreciation and amortization	(7,135)	(8,066)	(931)	(13)%
General and administrative expense	(4,745)	(4,585)	160	3%
Asset impairment expense	(271)	(28)	243	90%
Loss on sale of assets	(33)	(125)	(92)	(279)%
Operating income	$5,013	$6,557	1,544	31%

Investor Conference Call

The Partnership will discuss first quarter 2017 results during a conference call on Thursday, May 4, 2017 at 10:00 a.m. CDT (11:00 a.m. EDT). The conference call will be accessible by telephone at 1-888-347-8968. International participants will be able to connect to the conference by calling 1-412-902-4231.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available through the investors section of the Partnership’s website for 30 days.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit facility, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 9.6 million barrels of combined asphalt product and residual fuel oil storage located at 54 terminals in 26 states, 7.2 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing, Oklahoma Interchange, approximately 670 miles of crude oil pipeline located primarily in Oklahoma and Texas and approximately 200 crude oil transportation and oilfield services vehicles deployed in Kansas, Oklahoma and Texas. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com
or
BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900